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                                                                     EXHIBIT 2.2


                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     This First Amendment to Agreement and Plan of Merger (the "First Amendment") is entered into and effective as of May __, 2000 by and among Kaire Holdings, Inc., a Delaware corporation, Kaire holdings Acquisition Corp., a California corporation, Classic Care, Inc., a California corporation doing business as Classic Care Pharmacy, Steve Oscherowitz and Sarit Rubenstein.

     WHEREAS, the parties have entered into an Agreement and Plan of Merger dated April 19, 2000 (the "Agreement");

     WHEREAS, the parties wish to clarify the provisions of Section 2.2(d) of the Agreement;

     NOW, THEREFORE, the parties agree as follows:

     1. Section 2.2(d) of the Agreement is hereby amended by adding the following to the end of said Section:

               "In the event substantially all of the business of the Company is transferred, in a single transaction or series of related transactions, to an entity which controls, is controlled by, or under common control with, Acquiror (an "Acquiror Affiliate"), whether pursuant to an asset sale, stock exchange, merger or otherwise (an "Affiliate Sale"), then subsequent to the effectiveness of the Affiliate Sale, the gross revenues of the Acquiror Affiliate shall be deemed to be the revenues of the Company for purposes of this Section 2.2(d)."

     2. Except as specifically amended above, all the terms and provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, this First Amendment is entered into and effective as of the date first written above.

Kaire Holdings, Incorporated                       Classic Care, Inc


By:________________________________   By: ________________________________
   Steven Westlund, Chief Executive         Sarit Rubenstein, President
               Officer

                                      ____________________________________
Kaire Holdings Acquisition Corp.      Steven Oscherowitz


By:  _____________________________    ____________________________________
      Mark L. Baum, President         Sarit Rubenstein